Exhibit 99.1


                 ArthroCare Reports Revenues of $27.2
             Million in the First Quarter of Fiscal 2003


    SUNNYVALE, Calif.--(BUSINESS WIRE)--April 23, 2003--

    Company Marks Tenth Anniversary with Record Revenues Driven by
                Strong Growth across All Business Units

    ArthroCare(R) Corp. (Nasdaq:ARTC), a multi-business medical device company that develops products based on its patented Coblation(R) technology, announced today that in the first quarter ended March 31, 2003, the company reported record total revenues of $27.2 million, a 35 percent increase over the $20.1 million reported in the first quarter of 2002.
    The company reported net income of $594,000, or $0.03 per diluted share, for the first quarter of 2003. In the same quarter of 2002, the company reported net income of $372,000, or $0.02 per diluted share. This increase in net income was driven by higher revenues and improved margins that were partially offset by increased general and administrative costs.


Q1 SUMMARY TABLE

                                          Q103      Q402      Q102
--------------------------------------- --------- --------- ---------
Product Sales                            $26.4 M   $23.6 M   $19.3 M
--------------------------------------- --------- --------- ---------
License Fees, Royalties and Other
 Revenues                               $752,000  $768,000  $789,000
--------------------------------------- --------- --------- ---------
Total Revenues                           $27.2 M   $24.4 M   $20.1 M
--------------------------------------- --------- --------- ---------
Net Income (Loss)                       $594,000  $(1.1) M  $372,000
--------------------------------------- --------- --------- ---------
Diluted Earnings (Loss) Per Share          $0.03    $(0.05)    $0.02
--------------------------------------- --------- --------- ---------


    REVENUE

    In the first quarter of 2003, product sales were $26.4 million, a 37 percent increase over the $19.3 million recorded in the same quarter of the previous year. License fees, royalties and other revenue were $752,000 in the first quarter of 2003 compared to $789,000 in the first quarter of 2002.
    During the first quarter, ArthroCare shipped approximately 130,000 disposable devices and 650 controller units. International markets contributed approximately 25 percent of product sales, up from 23 percent in the fourth quarter.

    BUSINESS UNIT PERFORMANCE

    ArthroCare recorded strong year-over-year revenue growth in all of its business units during the first quarter.
    Arthroscopy revenue increased 34 percent during the quarter compared with the same period of 2002 and represented 77 percent of total product sales. Revenue from the company's Coblation product line increased $2.5 million or 16 percent over the same period of last year. And, the Atlantech(TM) product line generated a record $2.7 million in sales in the first quarter.
    The first quarter increase in ENT product sales over the comparable period of last year was 40 percent. ENT sales represented 11 percent of product sales during the quarter. First quarter revenue from the spine business unit increased 41 percent compared with the same quarter of 2002 and represented 10 percent of product sales for the first quarter.

    OPERATIONS

    Gross margin on product sales increased to 67 percent in the first quarter compared to 61 percent in the same quarter of 2002. ArthroCare's Costa Rica facility produced approximately 65 percent of products manufactured during the quarter.
    Operating expenses increased 45 percent or $5.6 million compared to the same quarter a year ago. Research and development and sales and marketing expenses were essentially flat as a percentage of product revenue compared to the first quarter of 2002.
    General and administrative costs increased $2.0 million or, as a percentage of product revenue, from 10 percent in the first quarter of 2002 to 15 percent in the first quarter of 2003. This increase was primarily the result of a $1.5 million year-over-year increase in legal expenses principally driven by patent litigation.
    "We had a strong start to the year and are pleased with the substantial revenue growth we generated across all of our business units during the first quarter," said Michael A. Baker, president and chief executive officer for ArthroCare. "As we enter our second decade, ArthroCare is well-positioned for continued, long-term success. The infrastructure investments we've made over the past few years are paying off, and our strategy of commercializing our platform Coblation technology across multiple medical specialties continues to drive growth."

    RECENT CORPORATE DEVELOPMENTS

    -- With positive early patient outcomes in approximately 50 initial procedures, ArthroCare debuted the Coblation Assisted
Microdiscectomy (CAM(TM)) procedure at the American Academy of Orthopedic Surgeons (AAOS) Annual Meeting in February.

    -- ArthroCare's CAM procedure was the subject of a feature article in the April issue of Orthopedics Today. The article highlighted the early, promising results of CAM, including "equivalent pain relief, less disc injury, less scarring and faster rehabilitation compared to traditional microdiscectomy."

    -- ArthroCare introduced several new arthroscopic technologies at the AAOS Annual Meeting including:

    -- Paragon(TM) ArthroWand(R) for Cartilage -- Designed in conjunction with one of the leading orthopedic research centers in the world, Paragon is the first bipolar radiofrequency wand to take into account recent advances in clinical and scientific research in patients treated with damaged cartilage. It uses a unique "convection" feature that draws heat away from treated surfaces, reducing the risk of injuring healthy tissue.

    --  UltraVAC(TM) ArthroWand for shoulder and ACL repairs --
        Providing significantly faster ablation and suction rates when compared to the industry standard - ArthroCare's TurboVAC(TM)
        - UltraVAC was developed to reduce the time necessary to clean the surgical field in shoulder and ACL procedures.

    -- ArthroCare Atlas(TM) System -- The Atlas System, ArthroCare's third generation Bipolar Radiofrequency Generator, features sophisticated new technical advances that in combination with the newly introduced ArthroWands, provide greater suction, and dramatically increase tissue removal.

    -- ArthroWands with Integrated Cables -- This full line of ArthroWands includes a pre-attached and sterilized patient cable. Ten of the company's top selling ArthroWands will be introduced with this new convenience feature, which will reduce overall costs of treating patients.

    BUSINESS OUTLOOK

    The following statements are based on current expectations on April 23, 2003. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods.

    ArthroCare's business outlook for fiscal 2003 remains unchanged and is as follows:

    -- The company expects earnings per share (EPS) for fiscal 2003 to be between $0.30 and $0.36, within the range included in published reports.

    -- On a quarterly basis, ArthroCare expects sequential quarter EPS improvement throughout the year.

    -- The company anticipates product sales to increase approximately 20 percent in 2003 compared with 2002. This increase will primarily be led by growth in the Spine and ENT business units.

    -- ArthroCare anticipates improving gross margin on direct product sales by approximately 3-4 percentage points in 2003 compared with 2002.

    -- The company expects to decrease its tax rate by 1-2 percentage points in 2003 compared with 2002.

    ArthroCare will hold a conference call with the financial community at 6:00 p.m. ET/3:00 p.m. PT today. The call will be simultaneously Web cast by CCBN and can be accessed on ArthroCare's Web site at www.arthrocare.com. The Webcast will remain available through May 7, 2003. A telephonic replay of the conference call can be accessed by dialing 800/633-8284 and entering pass code number
21141228.

    ABOUT ARTHROCARE

    ArthroCare Corp. (www.arthrocare.com), headquartered in Sunnyvale, Calif., is a multi-business medical device company that develops, manufactures and markets minimally invasive soft tissue surgical products based on its patented Coblation technology. Coblation uses low-temperature radio-frequency energy to gently and precisely dissolve rather than burn soft tissue, minimizing damage to healthy tissue. ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving surgical procedures and enabling new, minimally invasive procedures. ArthroCare's Coblation-based devices have been used in approximately two million surgical procedures worldwide. The company has developed and marketed Coblation-based products for arthroscopic, spine/neurologic, ear, nose and throat, cosmetic, urologic, gynecologic and laparoscopic/general surgical procedures, and continues research in other areas.

    SAFE HARBOR STATEMENTS

    Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company's stated business outlook for fiscal 2003, continued strength of the company's fundamental position, the strength of the company's technology, the company's belief that strategic moves will enhance achievement of the company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, and the uncertainty of protecting the company's patent position. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended December 31, 2002. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.


ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)


                                              Three Months Ended
                                          March 31  March 31
                                            2003     2002    Variance
                                          -------   -------  --------

Revenues:
 Net Product Sales                       $26,449   $19,288   $ 7,161
 Royalties, fees and other                   752       789       (37)
                                          -------   -------   -------
           Total revenues                 27,201    20,077     7,124

Cost of product sales                      8,598     7,576     1,022
                                          -------   -------   -------

     Gross profit                         18,603    12,501     6,102
                                          -------   -------   -------

Operating expenses:
  Research and development                 2,646     2,150      (496)
  Sales and marketing                     11,519     8,372    (3,147)
  General and administrative               3,912     1,923    (1,989)
                                          -------   -------   -------
           Total operating expenses       18,077    12,445    (5,632)

Income from operations                       526        56       470
Interest and other income, net               348       525      (177)
                                          -------   -------   -------

Income before income tax provision           874       581       293
Income tax provision                         280       209       (71)
                                          -------   -------   -------

Net income                               $   594   $   372   $   222
                                          =======   =======   =======

Basic net income per share               $  0.03   $  0.02   $  0.01
                                          =======   =======   =======

Shares used in computing                  21,168    21,834    21,080
basic net income per share

Diluted net income per common share      $  0.03   $  0.02   $  0.01
                                          =======   =======   =======

Shares used in computing                  21,736    22,800    21,731
diluted net income per share
                                         --------- --------- --------



                                               Three Months Ended
                                        March 31 December 31
                                           2003      2002    Variance
                                          -------   -------  --------

Revenues:
 Net Product Sales                       $26,449   $23,636   $ 2,813
 Royalties, fees and other                   752       768       (16)
                                          -------   -------   -------
           Total revenues                 27,201    24,404     2,797

Cost of product sales                      8,598    10,651    (2,053)
                                          -------   -------   -------

 Gross profit                             18,603    13,753     4,850
                                          -------   -------   -------

Operating expenses:
 Research and development                  2,646     2,354      (292)
 Sales and marketing                      11,519    10,249    (1,270)
 General and administrative                3,912     4,019       107
                                          -------   -------   -------
           Total operating expenses       18,077    16,622    (1,455)

Income from operations                       526    (2,869)    3,395
Interest and other income, net               348     1,314      (966)
                                          -------   -------   -------

Income before income tax provision           874    (1,555)    2,429
Income tax provision                         280      (498)     (778)
                                          -------   -------   -------

Net income                               $   594   $(1,057)  $ 1,651
                                          =======   =======   =======

Basic net income per share               $  0.03    -$0.05   $  0.08
                                          =======   =======   =======

Shares used in computing                  21,168    21,080    21,080
basic net income per share

Diluted net income per common share      $  0.03    -$0.05   $  0.08
                                          =======   =======   =======

Shares used in computing                  21,736    21,731    21,731
diluted net income per share
                                         --------- --------- --------


ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
                                                March 31  December 31,
ASSETS                                           2003          2002

                                               ---------     ---------
Current assets:
    Cash and cash equivalents                  $ 19,064      $ 40,753
    Available-for-sale securities                 1,857         5,702
    Accounts receivable, net of allowances       18,254        18,380
    Inventories                                  24,894        22,651
    Prepaid expenses and other current assets     2,586         3,081
                                                --------      --------
          Total current assets                   66,655        90,567

Available-for-sale securities                    30,697         6,396
Property and equipment, net                      18,382        18,123
Related party receivables                         1,205         1,205
Other assets                                     19,453        19,661
                                                --------      --------

              Total assets                     $136,392      $135,952
                                                ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                          $  8,566      $  8,074
     Accrued liabilities                          5,034         5,876
     Accrued compensation                         4,865         3,678
     Income taxes payable                           101             -

                                               ---------     ---------
          Total current liabilities              18,566        17,628

    Loan Payable                                     46            47
    Deferred rent                                   128           114
                                                --------      --------
          Total liabilities                      18,740        17,789
                                                --------      --------


          Total stockholders' equity            117,652       118,163
                                                --------      --------

               Total liabilities and
                stockholders' equity           $136,392      $135,952
                                                ========      ========



    CONTACT: ArthroCare Corporation
             Fernando Sanchez, 408/736-0224 (Investors) or
             Haberman & Associates
             Amanda Kohls, 612/338-3900 (Media)
             amanda@habermaninc.com